As filed with the Securities and Exchange Commission on January 21, 2009

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under The Securities Act of 1933

Spark Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8901733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8383 Wilshire Boulevard, Suite 800

Beverly Hills, CA 90211

(Address of principal executive offices)

(323) 658-3000

(Registrant’s telephone number, including area code)

SPARK NETWORKS, INC. 2007 OMNIBUS INCENTIVE PLAN

(Full Title of the Plans)

Adam S. Berger

Chief Executive Officer

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Telephone: (323) 658-3000

Fax: (323) 658-3001

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Katherine J. Blair, Esq.

K&L Gates LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Telephone: (310) 552-5000

Facsimile: (310) 552-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share (3)	314,970 shares	$2.46	(4)	$774,826	(4)	$30.46
Common Stock, $0.001 par value per share (3)	756,700 shares	$3.00		$2,270,100		$89.21
Total	1,071,670 shares					$119.67

(1)	The aggregate amount being registered is 1,071,670 shares, which consists of (i) 250,000 shares of Common Stock reserved for issuance under the Registrant’s 2007 Omnibus Incentive Plan, as amended (the “2007 Plan”), and (ii) 821,670 shares of Common Stock that have become available for issuance under the 2007 Plan as a result of the “evergreen” provision. The Registrant previously registered 2,500,000 shares of its Common Stock under a Registration Statement on Form S-8 (Registration Statement No. 333-144441) filed on July 10, 2007 in connection with the 2007 Plan for which registration fees were previously paid.
(2)	This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.
(3)	Includes certain preferred stock purchase rights associated with the shares of Common Stock pursuant to the Rights Agreement, dated July 9, 2007.
(4)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation is based upon the average of the high and low prices of the Common Stock as reported on the NYSE Alternext on January 15, 2009.

STATEMENT UNDER GENERAL INSTRUCTION E –

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 consists of the registration of additional shares under the Spark Networks, Inc. (the “Company”) 2007 Omnibus Incentive Plan, as amended (the “2007 Plan”). Effective January 1, 2009, the number of shares of common stock reserved and authorized for issuance under the 2007 Plan was increased pursuant to the “evergreen” provision contained in Section 4.01 of the 2007 Plan by 821,670 shares (which was the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the Company’s board of directors). Furthermore, on January 5, 2009, the Company’s stockholders approved an amendment to the 2007 Plan thereby increasing by 250,000 the shares of Common Stock reserved for issuance under the 2007 Plan. Pursuant to General Instruction E to Form S-8, for the purposes of the registration of the additional shares under the 2007 Plan, the contents of the Company’s previous Registration Statements on Form S-8 (Registration No. 333-144441), as filed with the Securities and Exchange Commission on July 10, 2007, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the “Exchange Act”, are incorporated by reference into this Registration Statement. The SEC File No. for the documents incorporated by reference is 001-32750.

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008.

(2) All reports filed by the Registrant or by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007.

(3) The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on July 9, 2007, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1*	Rights Agreement dated July 9, 2007 between the Registrant and The Bank of New York.

5.1	Opinion of K&L Gates LLP.

23.1	Consent of Ernst & Young LLP.

23.3	Consent of K&L Gates LLP (contained in exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Spark Networks, Inc. 2007 Omnibus Incentive Plan.

99.2*	Form of Stock Option Agreement for 2007 Omnibus Incentive Plan

99.3*	Form of Restricted Stock Agreement for 2007 Omnibus Incentive Plan

99.4*	Form of Restricted Stock Unit Agreement for 2007 Omnibus Incentive Plan

99.5**	Amendment No. 1 to Spark Networks, Inc. 2007 Omnibus Incentive Plan

*	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 9, 2007.
**	Incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 6, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 20th day of January, 2009.

SPARK NETWORKS, INC.

/s/ ADAM S. BERGER
Adam S. Berger
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam S. Berger and Brett A. Zane as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ ADAM S. BERGER Adam S. Berger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 20, 2009

/S/ BRETT A. ZANE Brett A. Zane	Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2009

/S/ JONATHAN B. BULKELEY Jonathan B. Bulkeley	Director	January 20, 2009

/S/ BENJAMIN A. DERHY Benjamin A. Derhy	Director	January 20, 2009

/S/ THOMAS G. STOCKHAM Thomas G. Stockham	Director	January 20, 2009

/S/ MICHAEL A. KUMIN Michael A. Kumin	Director	January 20, 2009

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INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1*	Rights Agreement dated July 9, 2007 between the Registrant and The Bank of New York.

5.1	Opinion of K&L Gates LLP.

23.1	Consent of Ernst & Young LLP.

23.3	Consent of K&L Gates LLP (contained in exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Spark Networks, Inc. 2007 Omnibus Incentive Plan.

99.2*	Form of Stock Option Agreement for 2007 Omnibus Incentive Plan

99.3*	Form of Restricted Stock Agreement for 2007 Omnibus Incentive Plan

99.4*	Form of Restricted Stock Unit Agreement for 2007 Omnibus Incentive Plan

99.5**	Amendment to Spark Networks, Inc. 2007 Omnibus Incentive Plan

*	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 9, 2007.
**	Incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 6, 2009.

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EXHIBIT 5.1

January 20, 2009

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, CA 90211

Re:	Spark Networks, Inc. 2007 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Spark Networks, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 1,071,670 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued under Spark Networks, Inc. 2007 Omnibus Incentive Plan, as amended (the “ Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Plan, the Registration Statement, the Company’s Certificate of Incorporation, as amended, Bylaws, and all pertinent minutes and other instruments evidencing actions taken by the Company’s directors and stockholders. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts so relied on. We have also assumed that all of the Shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law. We note, however, that we are not licensed to practice law in the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The opinions set forth below are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion the Shares have been duly authorized for issuance by the Company and, when the Shares are issued and paid for in accordance with the terms of the respective awards granted under and governed by the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

Spark Networks, Inc.

January 20, 2009

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about January 20, 2009 pertaining to the 2007 Omnibus Incentive Plan of Spark Networks, Inc. of our report dated March 27, 2008, with respect to the consolidated financial statements of Spark Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 20, 2009